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                                                                       Exhibit 8




                                                               June 23, 2004




Strategic Hotel Capital, Inc.
      77 West Wacker Drive, Suite 4600
           Chicago, IL 60601

Dear Sirs:

         We have acted as your counsel in connection with the registration of up to 18,745,000 shares of common stock, par value $.01 per share, of Strategic Hotel Capital, Inc. ("SHCI"), on the Registration Statement on Form S-11 under the Securities Act of 1933, as amended (the "Registration Statement"). We hereby confirm our opinion set forth in the Registration Statement and that the description set forth in the Registration Statement under the caption "U.S. Federal Income Tax Considerations" fairly and accurately describes the material United States federal income tax consequences of the transactions described in the Registration Statement.

         For purposes of this opinion, we have reviewed documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that the factual representations contained in the letters of representation from Strategic Hotel Capital, Inc. to us dated June 22, 2004 will be true and complete on the effective date without regard to any qualifications with respect to knowledge, belief or intention that may be set forth therein or elsewhere.

         We hereby expressly consent to the discussion of the tax consequences included in the Registration Statement and the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.


                                           Very truly yours,


                                           /s/ Sullivan & Cromwell LLP